FOR IMMEDIATE RELEASE	NEWS

May 9, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. TO ATTEND
VITAFOODS INTERNATIONAL 2006 IN GENEVA, SWITZERLAND

DENVER, Colorado– Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses, today announced its attendance at Vitafoods International Conference, the largest and most important nutraceutical event in Europe. The event takes place May 9-11, Hall 1, Geneva Palexpo, Switzerland.

“Our attendance at this year’s event is a wonderful opportunity for us to present Protandim® to a global audience, which includes key media, distributors and manufacturers shaping this rapidly growing industry,” said Stephen K. Onody, Chief Executive Officer of Lifeline. “Vitafoods International includes the International Conference, Supplier Seminar Theatre, a new products showcase, and Finished Product Expo. Over 350 companies are confirmed to exhibit this year.”

About Protandim®
Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics
Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life.  For more information, please visit www.lifelinetherapeutics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

CONTACTS:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO Telephone:	720-488-1711
Gerald J. Houston, CFO Fax:	303-565-8700

Media:
LeGrand Hart for Lifeline Therapeutics, Inc.
Erin Ragan or Hannah Shawcross Telephone:	303-298-8470
Email: eragan@legrandhart.com or hshawcross@legrandhart.com